                                                                    EXHIBIT 12.1

                        PACKAGING CORPORATION OF AMERICA
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                    Year Ended December 31,                      Three Months Ended March 31,
                                     ------------------------------------------------------   ----------------------------------
                                                                                  Pro Forma                           Pro Forma
                                      1994     1995     1996     1997     1998      1998        1998        1999         1999
                                     -------  -------  -------  -------  -------  ---------   --------   ----------   ----------
Income (loss) before income taxes    127,246  371,229  150,182   46,104  118,968     2,509      33,396     (214,590)    (17,354)
Fixed charges                         38,876   39,931   44,736   35,500   34,846   167,749       8,258        7,764      41,805
                                     -------  -------  -------  -------  -------  ---------   --------   ----------   ----------
  Earnings (loss)                    166,122  411,160  194,918   81,604  153,814   170,258      41,654     (206,826)     24,451
                                     -------  -------  -------  -------  -------  ---------   --------   ----------   ----------
                                     -------  -------  -------  -------  -------  ---------   --------   ----------   ----------
Fixed Charges:
  Interest expense                       740    1,485    5,129    3,739    2,782   159,851         741          221      39,486
  Interest portion of rent expense    38,136   38,446   39,607   31,761   32,064     7,898       7,517        7,543       2,319
                                     -------  -------  -------  -------  -------  ---------   --------   ----------   ----------
  Fixed charges                       38,876   39,931   44,736   35,500   34,846   167,749       8,258        7,764      41,805
                                     -------  -------  -------  -------  -------  ---------   --------   ----------   ----------
                                     -------  -------  -------  -------  -------  ---------   --------   ----------   ----------
Ratio of earnings to fixed charges      4.27    10.30     4.36     2.30     4.41      1.01        5.04       Note 1      Note 1
                                     -------  -------  -------  -------  -------  ---------   --------   ----------   ----------
                                     -------  -------  -------  -------  -------  ---------   --------   ----------   ----------

Note 1: Due to the net loss, earnings were insufficient to cover fixed charges by $214,590 and $17,354 for the three months ended March 31, 1999, actual and pro forma, respectively.